EXHIBIT 99.1
Verso Addresses Additional NYSE Continued Listing Standard
MEMPHIS, Tenn. (August 20, 2013) - Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has notified Verso that it has fallen below the NYSE's continued listing standard requiring that the average closing price of Verso's common stock be at least $1.00 over a consecutive 30 trading-day period. As of August 14, 2013, the date of the NYSE notice, the average closing price of Verso's common stock over the past 30 trading days was $0.97 per share.
To maintain its NYSE listing, Verso has until February 14, 2014, which is six months from the date of the NYSE notice, to bring the closing share price and the average closing share price of its common stock back above $1.00. Verso has notified the NYSE that it intends to cure the share price deficiency. During the cure period, Verso's common stock will continue to be traded on the NYSE, subject to Verso's compliance with other NYSE continued listing requirements.
Separately, and as previously disclosed, Verso has appealed the NYSE staff's determination to delist Verso's common stock due to Verso's failure to satisfy the NYSE's continued listing standard requiring that Verso have an average market capitalization of at least $75 million over a consecutive 30 trading-day period. The review committee of the NYSE's board of directors currently is scheduled to hear Verso's appeal on September 10, 2013.

About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T    901-369-4128
E    robert.mundy@versopaper.com
W    www.versopaper.com